Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

Board of Directors
Community First Bancorporation

     We consent to the incorporation by reference into the Registration Statement on Form S-8 (No. 333-71401) filed by Community First Bancorporation in connection with the Community First Bancorporation 1998 Stock Option Plan and into the Registration Statement on Form S-8 (No. 333-66097) filed by Community First Bancorporation in connection with the Community First Bancorporation 1989 Stock Option Plan, of our Report dated January 26, 2006, included in Community First Bancorporation's Annual Report on Form 10-K for the year ended December 31, 2005.

s/J. W. Hunt & Company, LLP


Columbia, South Carolina
March 30, 2006